Exhibit 99.1

FOR IMMEDIATE RELEASE -August 26, 1999

Contacts: Kevin Brannon or Kym Cheseldine
          Frederick Brewing Co.
          (301) 694-7899
                 or
          C. David Snyder
          Snyder International Brewing Group
          (216) 771-2337

                            FREDERICK BREWING, SNYDER
                      INTERNATIONAL TRANSACTION COMPLETED

FREDERICK, MD--Frederick Brewing Co. (OTCBB:BLUE) ("FBC") and privately-held Snyder International Brewing Group LLC ("SIBG") today announced that they have completed a transaction that transfers control of the Maryland craftbrewer to Cleveland-based SIBG.

Among the key financial terms of the deal:

* SIBG purchased 4,447,104 newly-issued and restricted shares of FBC's common stock for $2,000,000 in cash (45 cents per share) giving SIBG 51% of the voting common stock of FBC, after giving effect to the entire transaction.

* Holders of FBC's Series F and G convertible preferred stock, with a conversion value in excess of $1.4 million, agreed to convert those preferred shares immediately into 2,155,140 shares of common stock (approximately 65 cents per share) with significant restrictions on sales into the market. The preferred stock had been convertible to common stock at the option of the holders at a heavily-discounted price determined by the market price of the common stock as of the time of conversion.

* SIBG purchased Blue II, LLC, the entity that owns the brewery's 5.5 acre site and building for approximately $422,000 in cash and warrants. SIBG will continue to lease the facility to FBC, probably on more favorable terms.

* FBC's creditors have collectively agreed to forgive approximately $1.2 million in debt to facilitate the transaction with SIBG. This amounts to approximately a 26% reduction in FBC's liabilities,


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excluding the long-term real estate lease obligation, compared to July 30th levels. SIBG intends to replace this debt with a single credit facility on more favorable terms than FBC has historically been able to obtain.

Personnel Changes

With the transaction comes a near-total change in senior leadership at FBC:

* C. David Snyder, founder and chairman of SIBG, will replace FBC co-founder, Kevin Brannon, as chairman and chief executive officer.

* Christopher Livingston, president of SIBG and its craftbrewing affiliate, Crooked River Brewing Co., LLC, will replace FBC co-founder Marjorie McGinnis as president.

* James Gehrig, the chief financial officer of SIBG will replace Leslie Harper as CFO.

* Only six-year FBC director Jerome Pool will hold over on FBC's board of directors. Brannon and McGinnis, as well as three longtime outside directors, will be replaced on the smaller board by Snyder, Livingston, Dale Bainbridge and David Stith, all of whom reside in Ohio.

* Other than the departures of these senior managers, no other staff cuts or lay-offs are anticipated for the Frederick operation.

The Frederick transaction marks Snyder's third acquisition in the domestic beer industry in little more than a year. According to Snyder, "This deal adds two key ingredients to our mix: a large, modern and flexible brewing facility; and a set of strong brands in the craftbrew category. This will allow us to own and control more of our production capacity and expand our brand portfolio for sales outside the Ohio market. We are bringing Frederick much of what it has lacked up to now -- access to adequate capital on reasonable terms, strengthened wholesale distribution in remote markets and production volume to help fill the brewery's excess capacity. We look forward to moving this company back onto a growth track and toward profitability."




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Brannon and McGinnis, who will serve as vice presidents for up to six months before leaving FBC to pursue opportunities outside the beverage industry, said "We think this deal will benefit all of our stakeholders; our investors, customers, employees, vendors and the Frederick community, which has been extremely supportive of the company since the beginning. We believe Dave's commitment to maintaining the integrity and quality of our beers and to helping the brewery and the company to resume its growth will, in the long run, pay off for everyone involved."




Except for historical information, this press release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the Company's financial condition and liquidity, SIBG's brief operating history, the potential difficulties inherent in shifting and coordinating production among various facilities, the inability to effectively implement changes in FBC's operations, management changes, the inability of FBC to refinance its outstanding indebtedness on more favorable terms than previously obtained, the effects of competition; and other risks detailed in the Company's SEC filings. Actual results may differ materially from the forward-looking information set out above.